Exhibit 99.1

PHINIA REPORTS THIRD QUARTER 2024 RESULTS

Auburn Hills, Michigan, October 31, 2024 – PHINIA Inc. (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket solutions, today reported results for the third quarter ended September 30, 2024.

Third Quarter Highlights:
•Net sales of $839 million, a decrease of 6.4% compared with Q3 2023.
◦Lower Fuel Systems (FS) sales in Europe and China partially offset by strong Aftermarket segment sales in Europe led to lower net sales compared to Q3 2023.
◦Excluding the effects of contract manufacturing that ended in the quarter, adjusted sales were $838 million, down 3.7% year-over-year.

•Operating income of $66 million and operating margin of 7.9%, representing a year-over-year increase of $20 million and 280 basis points (bps), respectively.
◦Primarily driven by lower separation and transaction expenses and lower supplier and inflationary costs partially offset by lower revenues.
◦Adjusted operating income of $87 million and adjusted operating income margin of 10.4%, representing a year-over-year increase of $5 million and 100 bps, respectively.

•Net earnings of $31 million and net margin of 3.7%, representing a year-over-year increase of $32 million and 380 bps, respectively.

•Net earnings per diluted share of $0.70.
◦Adjusted net earnings per diluted share of $1.17 (excluding $0.47 per diluted share related to non-comparable items detailed in the non-GAAP appendix below).

•Adjusted EBITDA of $120 million with adjusted EBITDA margin of 14.3%, representing a year-over-year increase of $3 million and 90 bps, respectively.
◦Increased pricing for the Aftermarket segment combined with cost controls in both segments led to margin expansion.

•Net cash generated by operating activities of $95 million, representing a year-over-year decrease of $60 million.
◦ Adjusted free cash flow was $60 million.
•Repurchased $75 million of outstanding shares with $188 million remaining on $400 million share repurchase program.
◦In the quarter, the Board increased authorization on share repurchase program by $250 million, from $150 million to $400 million.

•Issued $450 million aggregate principal amount of 6.625% senior unsecured notes due 2032. Net proceeds used in part to repay all of the Company’s outstanding borrowings under its Term Loan A Facility.

Key Wins in Strategic Growth Markets:
New business wins remained strong across all end markets. A few examples of new business awards in Q3 are:

•Second product win in the off-highway diesel market with an electronically-controlled, low pressure common rail injection system for compact diesel engines for use in excavators, forklifts, and generators and designed to reduce emissions and increase fuel efficiency.

•Conquest win in India’s growing combustion market with a European automaker for an LV GDi 1.0L pump.

•Conquest GDi win with a US automaker for use in a high-volume application for light duty trucks and luxury SUVs.
•Our Aftermarket segment renewed our agreement with one of our largest global independent aftermarket customer groups; Signed a first-time agreement with a major customer group in Europe; and signed a new agreement with a North American customer to expand cooperation into their business in Mexico.

Brady Ericson, President and Chief Executive Officer of PHINIA commented: “PHINIA achieved excellent financial performance in the third quarter of 2024, despite revenue softness in some markets. Our team’s ability to meet increased Aftermarket demand while flexing overheads in appropriate parts of the business enabled expansion of adjusted EBITDA margins by 90 basis points, and generation of $60 million in adjusted free cash flow. We continue to book high quality, bottom line accretive new business in both the Fuel Systems and Aftermarket segments demonstrating the ongoing success of our strategy.”

Balance Sheet and Cash Flow:

The Company ended the quarter with cash and cash equivalents of $477 million and $499 million of available capacity under its Revolving Credit Facility. Long-term debt at quarter end was $987 million.

Capital expenditures during the quarter were $25 million with the funds primarily used for investments in new machinery and equipment for new program launches. Dividends paid to shareholders in the quarter were $10 million, while share repurchases totaled $75 million. Net cash provided by operating activities was $95 million and adjusted free cash flow was $60 million.

2024 Full Year Guidance:

Given the softening of the end vehicle markets, the Company is revising its full-year 2024 guidance and now expects net sales of $3.36 billion to $3.41 billion and adjusted sales of $3.34 billion to $3.39 billion. The refined net earnings and adjusted EBITDA are projected at $105 million to $125 million and $470 million to $490 million, respectively, resulting in earnings margin of 3.1% and 3.7% and adjusted EBITDA margin of 14.1% to 14.5%. PHINIA continues to expect to generate $160 million to $200 million in adjusted free cash flow. Adjusted tax rate is expected to be in the range of 33% to 37%.

The Company will host a conference call to review third quarter 2024 results and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q3 2024 Earnings Call. Additional presentation materials will be available at Investors.phinia.com.

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes DELPHI®, DELCO REMY® and HARTRIDGETM. With over 13,000 employees across 44 locations in 20 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Across commercial vehicles and industrial applications (heavy-duty and medium-duty trucks, off-highway construction, marine, aviation, and agricultural), and light vehicles (passenger cars, trucks, vans and sport-utility), we develop fuel systems, electrical systems and aftermarket solutions designed to keep combustion engines operating at peak performance, while at the same time investing in advanced technologies to unlock the potential of alternative fuels.

By providing what the market needs today to become more efficient and sustainable, while also developing innovative products and solutions to contribute to lower carbon mobility, we are the partner of choice for a diverse array of customers – powering our shared journey toward a cleaner tomorrow.

(DELCO REMY is a registered trademark of General Motors LLC, licensed to PHINIA Technologies Inc.)

IR contact:
Kellen Ferris
Vice President of Investor Relations
investors@phinia.com
+1 574-210-5713

Media contact:
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871
# # #

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are statements other than historical fact that provide current expectations or forecasts of future events based on certain assumptions and are not guarantees of future performance. Forward-looking statements use words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or other words of similar meaning.

Forward-looking statements are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: adverse changes in general business and economic conditions, including recessions, adverse market conditions or downturns impacting the vehicle and industrial equipment industries; our ability to deliver new products, services and technologies in response to changing consumer preferences, increased regulation of greenhouse gas emissions, and acceleration of the market for electric vehicles; competitive industry conditions; failure to identify, consummate, effectively integrate or realize the expected benefits from acquisitions or partnerships; pricing pressures from original equipment manufacturers (OEMs); inflation rates and volatility in the costs of commodities used in the production of our products; changes in U.S. and foreign administrative policy, including changes to existing trade agreements and any resulting changes in international trade relations; our ability to protect our intellectual property; failure of or disruption in our information technology infrastructure, including a disruption related to cybersecurity; our ability to identify, attract, retain and develop a qualified global workforce; difficulties launching new vehicle programs; failure to achieve the anticipated savings and benefits from restructuring and product portfolio optimization actions; extraordinary events (including natural disasters or extreme weather events), political disruptions, terrorist attacks, pandemics or other public health crises, and acts of war; risks related to our international operations; the impact of economic, political, and market conditions on our business in China; our reliance on a limited number of OEM customers; supply chain disruptions; work stoppages, production shutdowns and similar events or conditions; governmental investigations and related proceedings regarding vehicle emissions standards, including the ongoing investigation into diesel defeat devices; current and future environmental and health and safety laws and regulations; the impact of climate change and regulations related to climate change; liabilities related to product warranties, litigation and other claims; compliance with legislation, regulations, and policies, investigations and legal proceedings, and changes in and new interpretations of existing rules and regulations; tax audits and changes in tax laws or tax rates taken by taxing authorities; volatility in the credit market environment; impairment charges on goodwill and indefinite-lived intangible assets; the impact of changes in interest rates and asset returns on our pension funding obligations; the impact of restrictive covenants and requirements in the agreements governing our indebtedness on our financial and operating flexibility; our ability to achieve some or all of the benefits that we expect to achieve from the spin-off; other risks relating to the spin-off, including a determination that the spin-off does not qualify as tax-free for U.S. federal income tax purposes, restrictions and obligations under the Tax Matters Agreement, and our or BorgWarner Inc.’s failure to perform under, and any dispute relating to, the various transaction agreements; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PHINIA Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except earnings per share)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Fuel Systems	$484	$561	$1,529	$1,621
Aftermarket	355	335	1,041	997
Net sales	839	896	2,570	2,618
Cost of sales	652	719	2,003	2,080
Gross profit	187	177	567	538
Gross margin	22.3%	19.8%	22.1%	20.6%

Selling, general and administrative expenses	108	104	324	306
Other operating expense, net	13	27	35	72
Operating income	66	46	208	160

Equity in affiliates’ earnings, net of tax	(3)	(2)	(8)	(8)
Interest expense	20	22	81	34
Interest income	(4)	(4)	(12)	(9)
Other postretirement income, net	—	—	1	(1)
Earnings before income taxes	53	30	146	144

Provision for income taxes	22	31	72	75
Net earnings (loss)	$31	$(1)	$74	$69

Earnings (loss) per share— diluted	$0.70	$(0.02)	$1.63	$1.46

Weighted average shares outstanding — diluted	44.1	47.0	45.4	47.0

PHINIA Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$477	$365
Receivables, net	920	1,017
Inventories	486	487
Prepayments and other current assets	93	58
Total current assets	1,976	1,927
Property, plant and equipment, net	882	921
Other non-current assets	1,166	1,193
Total assets	$4,024	$4,041

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$—	$89
Accounts payable	588	639
Other current liabilities	434	420
Total current liabilities	1,022	1,148
Long-term debt	987	709
Other non-current liabilities	311	297
Total liabilities	2,320	2,154

Total equity	1,704	1,887
Total liabilities and equity	$4,024	$4,041

PHINIA Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
OPERATING
Net cash provided by operating activities	$95	$155	$235	$188
INVESTING
Capital expenditures, including tooling outlays	(25)	(37)	(85)	(117)
Payments for investment in equity securities	(1)	—	(1)	(2)
Proceeds from asset disposals and other, net	1	—	2	2
Net cash used in investing activities	(25)	(37)	(84)	(117)
FINANCING
Proceeds from issuance of long-term debt, net of discount	450	708	975	708
Payments for debt issuance costs	(6)	(14)	(15)	(14)
Borrowings (repayments) under Revolving Facility	—	75	(75)	75
Repayments of debt, including current portion	(294)	(1)	(722)	(1)
Dividends paid to PHINIA stockholders	(10)	(12)	(33)	(12)
Payments for purchase of treasury stock	(75)	(9)	(188)	(9)
Payments for stock-based compensation items	—	—	(3)	—
Cash outflows related to debt due to Former Parent	—	(634)	—	(728)
Cash inflows related to debt due from Former Parent	—	—	—	36
Net transfers to Former Parent	—	(63)	—	(5)
Net cash provided by (used in) financing activities	65	50	(61)	50
Effect of exchange rate changes on cash	3	(14)	22	(5)
Net increase in cash and cash equivalents	138	154	112	116
Cash and cash equivalents at beginning of period	339	213	365	251
Cash and cash equivalents at end of period	$477	$367	$477	$367

PHINIA Inc.
Net Debt (Unaudited)
(in millions)

	September 30, 2024	December 31, 2023
Total debt	$987	$798
Cash and cash equivalents	477	365
Net debt	$510	$433

Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, separation and transaction costs, other postretirement income and expense, equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted sales.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, separation and transaction costs, intangible asset amortization expense, impairment charges, other net expenses, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by adjusted sales.

Adjusted Sales
The Company defines adjusted sales as net sales adjusted to exclude certain agreements with BorgWarner that were entered into in connection with the spin-off.

Adjusted Net Earnings Per Diluted Share
The Company defines adjusted net earnings per diluted share as net earnings per share adjusted to exclude the tax-effected impact of restructuring expense, separation and transaction costs, impairment charges, other net expenses, and other gains, losses and tax amounts not reflective of the Company’s ongoing operations.

Adjusted Free Cash Flow
The Company defines adjusted free cash flow as net cash provided by operating activities after adding back adjustments related to the ongoing effects of separation-related transactions, less capital expenditures, including tooling outlays.

Adjusted Sales (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Fuel Systems net sales	$484	$561	$1,529	$1,621
Spin-Off agreement adjustment	(1)	(26)	(23)	(26)
Fuel Systems adjusted sales	483	535	1,506	1,595

Aftermarket net sales	355	335	1,041	997
Adjusted sales	$838	$870	$2,547	$2,592

Adjusted Operating Income and Operating Margin (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating income	$66	$46	$208	$160
Separation and transaction costs	4	25	24	84
Intangible asset amortization expense	7	7	21	21
Restructuring expense	6	4	11	10
Losses for other one-time events	4	—	4	—
Royalty income from Former Parent	—	—	—	(17)
Adjusted operating income	$87	$82	$268	$258

Net sales	$839	$896	$2,570	$2,618
Operating margin %	7.9%	5.1%	8.1%	6.1%
Adjusted sales	$838	$870	$2,547	$2,592
Adjusted operating margin %	10.4%	9.4%	10.5%	10.0%

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net earnings (loss)	$31	$(1)	$74	$69
Depreciation and tooling amortization	33	35	100	105
Interest expense	20	22	81	34
Provision for income taxes	22	31	72	75
Intangible asset amortization expense	7	7	21	21
Interest income	(4)	(4)	(12)	(9)
EBITDA	109	90	336	295
Separation and transaction costs	4	25	24	84
Restructuring expense	6	4	11	10
Losses for other one-time events	4	—	4	—
Other postretirement expense (income), net	—	—	1	(1)
Royalty income from Former Parent	—	—	—	(17)
Equity in affiliates' earnings, net of tax	(3)	(2)	(8)	(8)
Adjusted EBITDA	$120	$117	$368	$363

Adjusted sales	$838	$870	$2,547	$2,592
Adjusted EBITDA margin %	14.3%	13.4%	14.4%	14.0%

Net Earnings (Loss) to Adjusted Net Earnings (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net earnings (loss)	$31	$(1)	$74	$69

Separation and transaction costs	3	22	22	81
Intangible asset amortization	6	6	18	19
Loss on extinguishment of debt	2	—	17	—
Restructuring expense	5	4	9	8
Losses for other one-time events	3	—	3	—
Royalty income from Former Parent	—	—	—	(17)
Tax adjustments	2	1	—	1

Adjusted net earnings	$52	$32	$143	$161

Adjusted Net Earnings Per Diluted Share (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net earnings per diluted share	$0.70	$(0.02)	$1.63	$1.46

Separation and transaction costs	0.08	0.48	0.48	1.72
Loss on extinguishment of debt	0.03	—	0.37	—
Intangible asset amortization expense	0.13	0.13	0.40	0.40
Restructuring expense	0.11	0.08	0.19	0.17
Losses for other one-time events	0.08	—	0.08	—
Royalty income from Former Parent	—	—	—	(0.36)
Tax adjustments	0.04	0.02	—	0.03

Adjusted net earnings per diluted share	$1.17	$0.69	$3.15	$3.42

Adjusted Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$95	$155	$235	$188
Capital expenditures, including tooling outlays	(25)	(37)	(85)	(117)
Effects of separation-related transactions	(10)	(25)	31	35
Adjusted free cash flow	$60	$93	$181	$106

Adjusted Sales Guidance (Unaudited)
(in millions)

	Full Year 2024 Guidance
	Low	High
Net sales	$3,363	$3,413
Spin-Off agreement adjustment	(23)	(23)
Adjusted sales	$3,340	$3,390